Exhibit 10.1

Fiscal 2013 Executive Incentive Plan. On July 31, 2013, the Compensation Committee of the Board of Directors of American Superconductor Corporation (the “Committee”) and the Board of Directors of American Superconductor Corporation (the “Company”) approved an executive incentive plan for the Company’s fiscal year ending March 31, 2014 (“fiscal 2013”). Participants in the plan include the Company’s chief executive officer and all other executive officers. Pursuant to the plan, the Committee designated for each executive officer a target cash incentive amount, expressed as a percentage of the officer’s base salary. The Committee is responsible for determining the payout under the plan to each executive officer except the chief executive officer. The Board of Directors of the Company determines the payout under the plan for the chief executive officer, taking into account the recommendation of the Committee.

The amount of the incentive award actually paid to each executive officer may be less than or greater than the executive’s target cash incentive, with the amount capped at 156% of the target incentive. For each executive officer, individual incentive awards will be determined following the end of fiscal 2013 based on the following factors and their corresponding weightings:

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the Company’s net loss before adverse purchase commitment (recoveries) losses, net, stock-based compensation, amortization of acquisition-related intangibles, restructuring and impairment charges, changes in fair value of derivatives and warrants, non-cash interest expense, and other unusual charges and any tax effects related to these items for fiscal 2013 as compared to the established target – 40%

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the executive’s achievement of individual, measurable objectives during fiscal 2013 as determined by the Committee for all executives with the exception of the chief executive officer, who is evaluated by the Board of Directors – 40%

•	the executive’s overall contribution during fiscal 2013 towards the achievement of the Company’s financial and non-financial objectives (subjective performance measure) – 20%

The following table sets forth each executive officer’s target cash incentive for fiscal 2013:

Executive Officer	Title	Target Incentive as % of Base Salary	Target Incentive

Daniel P. McGahn	President and Chief Executive Officer	100%	$500,000

David A. Henry	Senior Vice President, Chief Financial Officer and Treasurer	50%	$156,000

James F. Maguire	Executive Vice President, Operations	75%	$221,250